Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 3 University Plaza, suite 405 Hackensack, NJ 07601

CONTACT:	Investor Relations: Barry Smith Investor Relations Manager (973) 428-2004

Tuesday, August 14, 2012

EMERSON RADIO CORP. REPORTS FISCAL 2013 FIRST QUARTER RESULTS

HACKENSACK, N.J. – August 14, 2012 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its first quarter ended June 30, 2012.

Net revenues for the first quarter of fiscal 2013 were $46.0 million, a decrease of $5.5 million, or 10.7%, as compared to the first quarter of fiscal 2012 net revenues of $51.5 million. The decline in year-over-year net revenues was driven by a $3.5 million, or 7.5%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category, and a $1.7 million, or 60.7%, decline in net sales of audio products, due to lower year-over year sales of all product offerings within the category. Licensing revenues for the first quarter of fiscal 2013 were $1.1 million, a $0.3 million, or 20.2%, decrease from the $1.4 million of licensing revenues for the first quarter of fiscal 2012, the result of lower year-over-year sales by the Company’s licensees of branded products under license from the Company and fewer active licensees during the first quarter of fiscal 2013 as compared to the first quarter of fiscal 2012.

Operating income for the first quarter of fiscal year 2013 was $4.4 million, an increase of $0.5 million, or 14.8%, from operating income of $3.9 million for the first quarter of fiscal year 2012 due to lower year-over-year landed product cost as a percent of selling price. This was, however, partially offset by the lower year-over-year net revenues, the impact of an inventory valuation reserve reduction that occurred in the first quarter of fiscal 2012 that did not repeat in the first quarter of fiscal 2013 and higher year-over-year SG&A expenses, due primarily to a year-over-year increase in legal fees relating to pending litigation.

Net income for the first quarter of fiscal 2013 was $3.8 million, as compared to $3.3 million for the first quarter of fiscal 2012, an increase of $0.5 million, or 15.1%, due to the year-over-year increase in operating income and a lower effective tax rate in the first quarter of fiscal 2013. The lower tax rate is the result of a larger percentage of taxable earnings in the first quarter of fiscal 2013, as compared to the same quarter of fiscal 2012, occurring in tax jurisdictions with lower comparative tax rates, partly offset by a realized gain on the sale of the Company’s last remaining auction rate security that occurred in the first quarter of fiscal 2012. Diluted earnings per share for the first quarter of fiscal year 2013 were $0.14, as compared to $0.12 for the first quarter of fiscal year 2012, an increase of $0.02 per diluted share, or 16.7%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our first quarter fiscal 2013 revenues declined as compared to the prior year due to the continuing difficult economic conditions in the U.S. and intense competition within our product categories. We expect such market conditions to persist for the foreseeable future. Although higher margins and a lower effective tax rate helped increase our bottom line profitability on a year-over-year basis, we don’t anticipate these factors to continue or be indicative of a trend for the full fiscal year.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months Ended June 30,
	2012	2011
Net revenues:
Net product sales	44,876	50,102
Licensing revenue	1,135	1,422

Net revenues	$46,011	$51,524
Costs and expenses:
Cost of sales	39,173	45,595
Other operating costs and expenses	408	387
Selling, general and administrative expenses	2,008	1,689

	41,589	47,671

Operating income	4,422	3,853

Other income:
Interest income, net	31	31
Realized gain on sale of marketable security	—	828

Income before income taxes	4,453	4,712
Provision for income taxes	613	1,375

Net income	$3,840	$3,337

Basic net income per share:	0.14	0.12
Diluted net income per share:	0.14	0.12
Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	6/30/12	3/31/12 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$39,688	$44,960
Restricted cash	70	215
Accounts receivable, net	25,642	12,134
Other receivables	990	1,193
Due from affiliates	1	1
Inventory, net	9,868	11,269
Prepaid expenses and other current assets	10,337	2,873
Deferred tax assets	2,371	2,304

Total Current Assets	88,967	74,949
Property, plant, and equipment, net	228	260
Trademarks, net	1,545	1,545
Deferred tax assets	1,498	1,668
Other assets	274	262

Total Assets	$92,512	$78,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	65	64
Accounts payable and other current liabilities	18,699	9,152
Due to affiliates	—	11
Accrued sales returns	1,366	1,201
Income taxes payable	381	107

Total Current Liabilities	20,511	10,535
Long-term borrowings	62	72
Deferred tax liabilities	196	177

Total Liabilities	20,769	10,784
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at June 30, 2012 and March 31, 2012, respectively	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive income (losses)	345	(82)
Accumulated deficit	(7,002)	(10,418)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	71,743	67,900

Total Liabilities and Shareholders’ Equity	$92,512	$78,684

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission on July 13, 2012.